Exhibit 99.1

Contact:
Meredith Bandy	980.999.5168

Albemarle Reports First Quarter Sales Growth of 12%

CHARLOTTE, N.C. - May 5, 2021 - Albemarle Corporation (NYSE: ALB) today announced its results for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights
(Unless otherwise stated, all percent changes are based on year-over-year comparisons)
•Net income of $95.7 million, or $0.84 per diluted share; Adjusted diluted EPS of $1.10, an increase of 10%
•Net sales of $829.3 million, an increase of 12%
•Adjusted EBITDA of $230.1 million an increase of 17%
•Full year 2021 guidance unchanged
•Entered into a definitive agreement to sell the Fine Chemistry Services business to W. R. Grace & Co. for proceeds of approximately $570 million
•Completed $1.5 billion public equity offering to accelerate profitable growth; reduced debt, providing financial flexibility to execute strategy
•Signed the U.N. Global Compact, aligning our sustainability efforts with those of the international business community

“We were pleased with our performance this quarter, achieving a 17% year-over-year increase in adjusted EBITDA, driven by strong sales from our Lithium and Bromine businesses,” said Albemarle CEO Kent Masters. “We successfully and safely managed through the impact of the U.S. Gulf Coast winter storm on our Bromine and Catalysts businesses. As we look to expand our earnings potential, we continue to focus on execution of our growth strategy and are in the final stages of two lithium projects which will double our conversion capacity to approximately 175,000 metric tons. Additionally, we expect to start approving Wave 3 expansion projects during the second quarter.”

Outlook

Albemarle continues to expect its full year 2021 operating performance to improve modestly relative to full year 2020, assuming continued recovery from the global economic downturn. While the total company guidance has not changed, from a GBU perspective, the outlook for our Lithium business has improved and for our Catalysts business our expectations are lower, while the outlook for our Bromine business is unchanged.

FY 2021 Guidance
Net sales	$3.2 - $3.3 billion
Adjusted EBITDA	$810 - $860 million
Adjusted EBITDA Margin	25% - 26%
Adjusted Diluted EPS	$3.25 - $3.65
Net Cash from Operations	$475 - $575 million
Capital Expenditures	$850 - $950 million

COVID-19 Response

Albemarle’s cross-functional Global Response Team continues to meet regularly to address employee health and safety and operational challenges. Our priority is always the health and well-being of our employees, customers, and communities. Our focus has shifted from managing an immediate global crisis to building in the flexibility needed to adjust for regional differences and changing conditions.

First Quarter Results

In millions, except per share amounts	Q1 2021	Q1 2020	$ Change	% Change
Net sales	$829.3	$738.8	$90.4	12.2%
Net income attributable to Albemarle Corporation	$95.7	$107.2	$(11.5)	(10.8)%
Adjusted EBITDA(a)	$230.1	$196.4	$33.7	17.2%
Diluted earnings per share	$0.84	$1.01	$(0.17)	(16.8)%
Non-operating pension and OPEB items(a)	(0.04)	(0.02)
Non-recurring and other unusual items(a)	0.29	0.01
Adjusted diluted earnings per share(b)	$1.10	$1.00	$0.10	10.0%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $829.3 million increased by $90.4 million compared to the prior year quarter, primarily driven by increased sales across all three core business segments as discussed below.

Adjusted EBITDA of $230.1 million increased by $33.7 million from the prior year quarter benefiting from several Lithium customers that accelerated orders under long-term agreements, as well as favorable volume and customer mix in our Bromine business, partially offset by the impact of the U.S. Gulf Coast winter storm to the Bromine and Catalysts businesses. Net income attributable to Albemarle of $95.7 million decreased by $11.5 million from the prior year primarily due to higher one-time interest and financing costs related to our recent equity offering and debt tender.

The effective income tax rate for Q1 2021 was 17.9% compared to 16.0% in the same period in 2020. On an adjusted basis, the effective income tax rates were 17.5% and 16.7% for the first quarter of 2021 and 2020, respectively. The difference is largely due to discrete tax expense recorded in Q1 2021 for an out-of-period adjustment.

Business Segment Results

Lithium

In millions	Q1 2021	Q1 2020	$ Change	% Change
Net Sales	$279.0	$236.8	$42.2	17.8%
Adjusted EBITDA	$106.4	$78.6	$27.8	35.4%

Lithium net sales of $279.0 million increased $42.2 million primarily driven by higher volumes, as some customers accelerated orders under long-term agreements, offset by lower average pricing for carbonate and technical grade. Adjusted EBITDA of $106.4 million increased $27.8 million primarily due to increased net sales. Strong Q1 2021 margins reflect sales of lower cost 2020 inventories.

Current Trends: FY 2021 volumes are expected to be higher year-over-year due to North American plant restarts, productivity improvements, and tolling. Average realized pricing is expected to increase sequentially but remain flat compared to 2020. We expect higher costs related to project start-ups, partially offset by productivity improvements.

Bromine Specialties

In millions	Q1 2021	Q1 2020	$ Change	% Change
Net Sales	$280.4	$231.6	$48.9	21.1%
Adjusted EBITDA	$94.6	$83.3	$11.4	13.7%

Bromine net sales of $280.4 million increased $48.9 million driven by demand for products across the portfolio and a favorable customer mix. Adjusted EBITDA of $94.6 million increased $11.4 million due to increased net sales and was partially offset by a $6.4 million impact from the U.S. Gulf Coast winter storm. Cost savings initiatives and pricing helped offset raw materials cost increases.

Current Trends: We continue to expect FY 2021 results to be modestly higher than the previous year due to continued economic recovery and improvements in certain end markets, including electronics, and building and construction, along with on-going cost savings initiatives and pricing. The winter storm in the U.S. Gulf Coast during Q1 led to lost production at the Magnolia, Arkansas site, which is expected to impact sales and adjusted EBITDA in mid-2021.

Catalysts

In millions	Q1 2021	Q1 2020	$ Change	% Change
Net Sales	$220.2	$207.2	$13.0	6.3%
Adjusted EBITDA	$25.4	$47.5	$(22.0)	(46.4)%

Catalysts net sales of $220.2 million increased $13.0 million owing to higher volumes compared to the previous year. Hydroprocessing Catalysts (HPC) volumes increased due to timing of shipments offset by lower Fluid Catalytic Cracking (FCC) volumes related to the impact of the winter storm on our customers’ requirements. Adjusted EBITDA of $25.4 million declined $22.0 million as a result of a $26.2 million cost impact from the U.S. Gulf Coast winter storm on two of our Houston-based plants and lower prices, slightly offset by cost savings initiatives. First quarter 2020 results were overstated by $11.7 million due to incorrect cost of goods sold for inventory values which were corrected the following quarter.

Current Trends: We expect 2021 adjusted EBITDA to be lower year-over-year due to the impact of the winter storm, FCC order delays, product mix, and the previously disclosed change in order patterns from a large North American customer.

All Other

In millions	Q1 2021	Q1 2020	$ Change	% Change
Net Sales	$49.6	$63.2	$(13.6)	(21.5)%
Adjusted EBITDA	$21.5	$22.8	$(1.3)	(5.9)%

Other operations represents our FCS business. FCS net sales of $49.6 million declined $13.6 million and adjusted EBITDA of $21.5 million declined $1.3 million. The FCS business tends to be contract driven and can vary quarter-to-quarter.

On February 25, 2021, we signed a definitive agreement to sell the FCS business to W. R. Grace & Co. for proceeds of approximately $570 million. The transaction is expected to close in the second quarter of 2021.

Balance Sheet and Liquidity

As of March 31, 2021, Albemarle had estimated liquidity of approximately $2.2 billion, including $569.9 million of cash and equivalents, the full $1.0 billion available under our revolver, $500.0 million remaining under our delayed draw term loan and $131.2 million on other available credit lines. Total debt was $2.0 billion, representing net debt to adjusted EBITDA of approximately 1.7 times. The recently completed $1.5 billion debt repayment supports our financial flexibility to accelerate growth and maintain an Investment Grade credit rating.

Cash Flow and Capital Deployment

Cash from operations for the three months ended March 31, 2021, of $157.9 million increased $2.9 million versus the prior year as higher revenues in each of our reportable segments more than offset working capital outflows in 2021. Capital expenditures of $179.7 million decreased by approximately $35.0 million versus the prior year as the company nears completion of its Wave 2 Lithium expansion projects.

Our primary capital allocation priorities are to grow profitably, fund our dividend, and maintain our financial flexibility and our Investment Grade credit rating.

In February, the board declared a quarterly dividend of $0.39 per share, an increase over the quarterly dividend paid in 2020. This is our 27th consecutive year of dividend increase.

Our share repurchase authorization remains in place; however, there are no near-term plans to execute share buybacks. We have discontinued efforts to sell our PCS business and will continue to operate this business within our portfolio.

Earnings Call

Date:	Thursday, May 6, 2021
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	9167449

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, financial flexibility, expected growth, anticipated return on opportunities, earnings and demand for our products, input costs, productivity improvements, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, future acquisition and divestiture transactions, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; hazards associated with chemicals manufacturing; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our most recent Annual Report on Form 10-K any subsequently filed Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$829,291	$738,845
Cost of goods sold	565,604	496,827
Gross profit	263,687	242,018
Selling, general and administrative expenses	93,187	101,877
Research and development expenses	14,636	16,097
Operating profit	155,864	124,044
Interest and financing expenses	(43,882)	(16,885)
Other income, net	11,312	8,314
Income before income taxes and equity in net income of unconsolidated investments	123,294	115,473
Income tax expense	22,107	18,442
Income before equity in net income of unconsolidated investments	101,187	97,031
Equity in net income of unconsolidated investments (net of tax)	16,511	26,604
Net income	117,698	123,635
Net income attributable to noncontrolling interests	(22,021)	(16,431)
Net income attributable to Albemarle Corporation	$95,677	$107,204
Basic earnings per share	$0.85	$1.01
Diluted earnings per share	$0.84	$1.01

Weighted-average common shares outstanding – basic	112,592	106,227
Weighted-average common shares outstanding – diluted	113,330	106,512

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$569,859	$746,724
Trade accounts receivable	532,964	530,838
Other accounts receivable	60,558	61,958
Inventories	685,779	750,237
Other current assets	93,844	116,427
Assets held for sale	66,390	—
Total current assets	2,009,394	2,206,184
Property, plant and equipment	7,433,593	7,427,641
Less accumulated depreciation and amortization	2,043,264	2,073,016
Net property, plant and equipment	5,390,329	5,354,625
Investments	663,448	656,244
Noncurrent assets held for sale	50,683	—
Other assets	212,258	219,268
Goodwill	1,629,169	1,665,520
Other intangibles, net of amortization	335,021	349,105
Total assets	$10,290,302	$10,450,946
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$492,532	$483,221
Accrued expenses	378,973	440,763
Current portion of long-term debt	616	804,677
Dividends payable	45,327	40,937
Liabilities held for sale	4,068	—
Income taxes payable	31,740	32,251
Total current liabilities	953,256	1,801,849
Long-term debt	2,030,032	2,767,381
Postretirement benefits	47,817	48,075
Pension benefits	316,652	340,818
Other noncurrent liabilities	619,309	629,377
Deferred income taxes	380,683	394,852
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,167	1,069
Additional paid-in capital	2,889,923	1,438,038
Accumulated other comprehensive loss	(350,114)	(326,132)
Retained earnings	3,205,408	3,155,252
Total Albemarle Corporation shareholders’ equity	5,746,384	4,268,227
Noncontrolling interests	196,169	200,367
Total equity	5,942,553	4,468,594
Total liabilities and equity	$10,290,302	$10,450,946

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash and cash equivalents at beginning of year	$746,724	$613,110
Cash flows from operating activities:
Net income	117,698	123,635
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	62,260	53,694
Stock-based compensation and other	2,560	2,501
Equity in net income of unconsolidated investments (net of tax)	(16,511)	(26,604)
Dividends received from unconsolidated investments and nonmarketable securities	4,950	—
Pension and postretirement benefit	(4,226)	(1,719)
Pension and postretirement contributions	(15,329)	(6,113)
Unrealized gain on investments in marketable securities	(1,762)	(627)
Loss on early extinguishment of debt	27,798	—
Deferred income taxes	(19,384)	4,790
Working capital changes	(49,185)	17,730
Non-cash transfer of 40% value of construction in progress of Kemerton plant to MRL	43,223	36,723
Other, net	5,857	(48,956)
Net cash provided by operating activities	157,949	155,054
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(22,572)
Capital expenditures	(179,683)	(214,529)
Sales of marketable securities, net	5,245	2,589
Investments in equity and other corporate investments	(286)	(356)
Net cash used in investing activities	(174,724)	(234,868)
Cash flows from financing activities:
Proceeds from issuance of common stock	1,453,888	—
Repayments of long-term debt and credit agreements	(1,174,980)	—
Proceeds from borrowings of credit agreements	—	250,000
Other debt repayments, net	(325,159)	(151,872)
Fees related to early extinguishment of debt	(23,719)	—
Dividends paid to shareholders	(41,130)	(38,982)
Dividends paid to noncontrolling interests	(26,219)	(14,286)
Proceeds from exercise of stock options	1,183	10,195
Withholding taxes paid on stock-based compensation award distributions	(6,860)	(3,825)
Other	(253)	(214)
Net cash (used in) provided by financing activities	(143,249)	51,016
Net effect of foreign exchange on cash and cash equivalents	(16,841)	(31,084)
Decrease in cash and cash equivalents	(176,865)	(59,882)
Cash and cash equivalents at end of period	$569,859	$553,228

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net sales:
Lithium	$278,976	$236,818
Bromine Specialties	280,447	231,592
Catalysts	220,243	207,207
All Other	49,625	63,228
Total net sales	$829,291	$738,845

Adjusted EBITDA:
Lithium	$106,436	$78,637
Bromine Specialties	94,640	83,262
Catalysts	25,427	47,470
All Other	21,479	22,824
Corporate	(17,928)	(35,828)
Total adjusted EBITDA	$230,054	$196,365

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring or unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges and other significant non-recurring items. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended
	March 31,
In thousands, except percentages and per share amounts	2021	2020
Net income attributable to Albemarle Corporation	$95,677	$107,204
Add back:
Non-operating pension and OPEB items (net of tax)	(4,267)	(2,311)
Non-recurring and other unusual items (net of tax)	32,761	1,493
Adjusted net income attributable to Albemarle Corporation	$124,171	$106,386

Adjusted diluted earnings per share	$1.10	$1.00

Weighted-average common shares outstanding – diluted	113,330	106,512

Net income attributable to Albemarle Corporation	$95,677	$107,204
Add back:
Interest and financing expenses	43,882	16,885
Income tax expense	22,107	18,442
Depreciation and amortization	62,260	53,694
EBITDA	223,926	196,225
Non-operating pension and OPEB items	(5,465)	(2,908)
Non-recurring and other unusual items	11,593	3,048
Adjusted EBITDA	$230,054	$196,365

Net sales	$829,291	$738,845
EBITDA margin	27.0%	26.6%
Adjusted EBITDA margin	27.7%	26.6%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended March 31, 2021
Net income (loss) attributable to Albemarle Corporation	$74,630	$82,113	$12,916	$169,659	$20,016	$(93,998)	$95,677	11.5%
Depreciation and amortization	31,806	12,527	12,511	56,844	1,463	3,953	62,260	7.5%
Non-recurring and other unusual items	—	—	—	—	—	11,593	11,593	1.4%
Interest and financing expenses	—	—	—	—	—	43,882	43,882	5.3%
Income tax expense	—	—	—	—	—	22,107	22,107	2.7%
Non-operating pension and OPEB items	—	—	—	—	—	(5,465)	(5,465)	(0.7)%
Adjusted EBITDA	$106,436	$94,640	$25,427	$226,503	$21,479	$(17,928)	$230,054	27.7%

Three months ended March 31, 2020
Net income (loss) attributable to Albemarle Corporation	$53,240	$71,665	$34,892	$159,797	$20,846	$(73,439)	$107,204	14.5%
Depreciation and amortization	25,397	11,597	12,578	49,572	1,978	2,144	53,694	7.2%
Non-recurring and other unusual items	—	—	—	—	—	3,048	3,048	0.4%
Interest and financing expenses	—	—	—	—	—	16,885	16,885	2.3%
Income tax expense	—	—	—	—	—	18,442	18,442	2.5%
Non-operating pension and OPEB items	—	—	—	—	—	(2,908)	(2,908)	(0.4)%
Adjusted EBITDA	$78,637	$83,262	$47,470	$209,369	$22,824	$(35,828)	$196,365	26.6%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended
	March 31,
	2021	2020
Interest cost	$5,428	$7,155
Expected return on assets	(10,893)	(10,063)
Total	$(5,465)	$(2,908)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended
	March 31,
	2021	2020
Restructuring and other(1)	$—	$0.01
Acquisition and integration related costs(2)	0.02	0.02
Loss on early extinguishment of debt(3)	0.20	—
Other(4)	0.06	(0.01)
Discrete tax items(5)	0.01	(0.01)
Total non-recurring and other unusual items	$0.29	$0.01

(1)In 2020, we recorded severance expenses as part of business reorganization plans, impacting each of our businesses and Corporate, primarily in the U.S., Germany and with our Jordanian joint venture partner. During the three months ended March 31, 2020, we recorded severance expenses in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest of $0.7 million, $1.5 million and a $0.3 million gain ($1.5 million after income taxes, or $0.01 per share), respectively. The balance of unpaid severance is recorded in Accrued expenses and is expected to primarily be paid through 2021.

(2)Costs related to the acquisition, integration and potential divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three months ended March 31, 2021 and 2020 of $2.2 million and $3.0 million ($1.7 million and $2.3 million after income taxes, or $0.02 per share in each case), respectively.

(3)Included in Interest and financing expenses for the three-month period ended March 31, 2021 is a loss on early extinguishment of debt of $27.8 million ($23.0 million after income taxes, or $0.20 per share), representing the tender premiums, fees, unamortized discounts and unamortized deferred financing costs from the redemption of $1.5 billion in debt using the proceeds from the issuance of common stock.

(4)Other adjustments for the three months ended March 31, 2021 included amounts recorded in:
•Selling, general and administrative expenses - $5.5 million of expenses primarily related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Other income, net - $3.9 million of expenses primarily related to asset retirement obligation charges to update of an estimate at a site formerly owned by Albemarle.
After income taxes, these charges totaled $7.1 million, or $0.06 per share.

Other adjustments for the three months ended March 31, 2020 included amounts recorded in:
•Other expenses, net - $2.6 million gain resulting from the settlement of a legal matter related to a business sold, partially offset by a $0.8 million loss resulting from the adjustment of indemnifications related to previously disposed businesses.
    After income taxes, these net gains totaled $1.2 million, or $0.01 per share.

(5)    Included in Income tax expense for the three months ended March 31, 2021 are discrete net tax expenses of $1.0 million, or $0.01 per share. This net expense is primarily related to an out-of-period adjustment regarding an overstated deferred tax liability for the three-month period ended December 31, 2017, offset by a benefit due to the release of a foreign valuation allowance and excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the three months ended March 31, 2020 are discrete net tax benefits of $1.1 million, or $0.01 per share. This net benefit is primarily related to excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended March 31, 2021
As reported	$123,294	$22,107	17.9%
Non-recurring, other unusual and non-operating pension and OPEB items	33,926	5,432
As adjusted	$157,220	$27,539	17.5%

Three months ended March 31, 2020
As reported	$115,473	$18,442	16.0%
Non-recurring, other unusual and non-operating pension and OPEB items	461	958
As adjusted	$115,934	$19,400	16.7%